As filed with the Securities and Exchange Commission on January 23, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT

Under
The Securities Act of 1933

XICOR, INC.

(Exact name of Registrant as specified in its charter)

CALIFORNIA	94-2526781

(State of incorporation)	(I.R.S. Employer Identification Number)

933 Murphy Ranch Road
Milpitas, CA 95035
(Address, including zip code, of Registrant’s principal executive offices)

XICOR, INC.
1998 NONSTATUTORY STOCK OPTION PLAN
2002 STOCK OPTION PLAN
(Full title of the plans)

Geraldine N. Hench
Vice President, Finance and
Administration and
Chief Financial Officer
XICOR, INC.
933 Murphy Ranch Road
Milpitas, CA 95035
(408) 432-8888
(Name, address, and telephone number, including area code, of agent for service)

Copies to:
Page Mailliard, Esq.
Don S. Williams, Esq.
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304-1050
(650) 493-9300

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
Title of Each Class	Amount	Offering	Aggregate	Amount of
of Securities to	to be	Price	Offering	Registration
be Registered	Registered	Per Share	Price	Fee

Common Stock, without par value: Issuable under Xicor, Inc. 1998 Nonstatutory Stock Option Plan, as amended	1,500,000 shares	$4.53(1)	$6,795,000.00	$625.14

Common Stock without par value: Issuable under Xicor, Inc. 2002 Stock Option Plan	1,000,000 shares	$4.53(1)	$4,530,000.00	$416.76

(1)	Estimated in accordance with Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of computing the amount of the registration fee based on the average of the high and low prices per share of the Company’s Common Stock as reported on the Nasdaq National Market System on January 21, 2003, which was $4.53 per share.

XICOR, INC.
REGISTRATION STATEMENT ON FORM S-8

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     There are hereby incorporated by reference in this Registration Statement the following documents and information previously filed with the Securities and Exchange Commission:

(1)	Xicor, Inc.’s (the “Company” or the “Registrant”) Annual Report on Form 10-K for the fiscal year ended December 31, 2001, filed pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(2)	The Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2002, June 30, 2002 and September 29, 2002, each of which were filed pursuant to Section 13 of the Exchange Act.

(3)	All other reports filed pursuant to Section 13(a) or Section 15(d) of the Exchange Act since the end of the fiscal year covered by the Company’s filing referred to in paragraph (1) above.

(4)	The description of the Company’s common stock contained in the Company’s registration statement on Form 8-A as filed pursuant to Section 12(g) of the Exchange Act on April 28, 1981.

(5)	The description of stock purchase rights associated with the Company’s preferred stock contained in our registration statement on Form 8-A as filed pursuant to Section 12(g) of the Exchange Act on October 19, 2001.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents.

     The documents incorporated by reference herein contain forward-looking statements that involve risks and uncertainties. The Company’s actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, the risks identified in the respective documents incorporated by reference.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Not applicable.

Item 6. Indemnification of Directors and Officers.

     Sections 204(a) and 317 of the California General Corporation Law authorize a corporation to indemnify its directors, officers, employees and other agents in terms sufficiently broad to permit indemnification (including reimbursement for expenses) under certain circumstances for liabilities arising under the Securities Act. Article IX of the Registrant’s Amended Bylaws provides (subject to certain limitations) for indemnification of agents of the Registrant, including officers and directors, who were or are parties to any action or proceeding against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with all threatened, pending or completed actions or proceedings, including civil, criminal, administrative, arbitration and investigative actions and proceedings, including any appeal thereof, that arise by reason of the fact that any such persons are or were agents of the Registrant.

     Article IV of the Registrant’s Amended and Restated Articles of Incorporation provides for indemnification of directors and officers to the maximum extent permitted by California law. Pursuant to the authority provided by its Amended and Restated Articles of Incorporation, the Registrant has entered into indemnification agreements with each of its officers and directors, indemnifying them against certain potential liabilities that may arise as a result of their service to the Registrant, and providing for certain other protections.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission (the “Commission”) such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

Exhibit
Number

4.1	Xicor, Inc. 1998 Nonstatutory Stock Option Plan, as Amended and Restated, with form of Stock Option Agreement.

4.2	Xicor, Inc. 2002 Stock Option Plan, with form of Stock Option Agreement.

5.1	Opinion of Wilson Sonsini Goodrich & Rosati as to legality of securities being registered.

23.1	Consent of Independent Accountants (PricewaterhouseCoopers LLP).

23.2	Consent of Wilson Sonsini Goodrich & Rosati (Included in Exhibit 5.1).

24.1	Power of Attorney (See page 5).

Item 9. Undertakings.

     (a)  The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

               provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milpitas, State of California, on January 21, 2003.

XICOR, INC.

By:	/s/ Louis DiNardo President and Chief Executive Officer

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Louis DiNardo and Geraldine N. Hench, each of them, jointly and severally, his or her attorneys-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ J. Daniel McCranie J. Daniel McCranie	Chairman of the Board	January 21, 2003

/s/ Louis DiNardo Louis DiNardo	Director and President and Chief Executive Officer (Principal Executive Officer)	January 21, 2003

/s/ Geraldine N. Hench Geraldine N. Hench	Vice President, Finance and Administration and Chief Financial Officer (Principal Financial Officer)	January 21, 2003

/s/ Julius Blank Julius Blank	Director	January 21, 2003

/s/ Andrew W. Elder Andrew W. Elder	Director	January 21, 2003

/s/ John R. Harrington John R. Harrington	Director	January 21, 2003

/s/ Emmanuel Hernandez Emmanuel Hernandez	Director	January 21, 2003

/s/ Geoffrey C. Winkler Geoffrey C. Winkler	Director	January 21, 2003

XICOR, INC.

INDEX TO EXHIBITS

Exhibit
Number	Description

4.1	Xicor, Inc. 1998 Nonstatutory Stock Option Plan, as Amended and Restated, with form of Stock Option Agreement.

4.2	Xicor, Inc. 2002 Stock Option Plan, with form of Stock Option Agreement.

5.1	Opinion of Wilson Sonsini Goodrich & Rosati as to legality of securities being registered.

23.1	Consent of Independent Accountants (PricewaterhouseCoopers LLP).

23.2	Consent of Wilson Sonsini Goodrich & Rosati (Included in Exhibit 5.1).

24.1	Power of Attorney (See page 5).